Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The information presented below is derived from 10X Capital’s unaudited pro forma combined financial information as of December 31, 2020, and REE’s unaudited pro forma combined financial information as of December 31, 2020, adjusted to give effect to the Merger and consummation of the Transactions (each as defined within that certain Agreement and Plan of Merger, dated as February 3, 2021 (the “Merger Agreement”), by and among REE Automotive Ltd. (the “Company” or “REE”), 10X Capital Venture Acquisition Corp. (“10X Capital”) and Spark Merger Sub Inc. (“Merger Sub”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Transactions occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

Based on the audited balance sheet of 10X Capital as of December 31, 2020, there was $201,251,614 held in a trust account for the benefit of its public stockholders (the “Trust Account”).

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with 10X Capital’s and REE’s audited and unaudited financial statements and related notes, the sections titled “10X Capital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “REE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in the Proxy Statement/Prospectus incorporated by reference to pages F-2 to F-69 of the Proxy Statement/Prospectus, filed with the SEC on July 1, 2021.

The Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, REE has been determined to be the accounting acquirer.

This pro forma presentation reflects those 10X Capital stockholders holding approximately 15,353,016 shares of Class A common stock, par value $0.0001 per share, of 10X Capital (“10X Capital Class A Common Stock”) who exercised their redemption rights with respect to their portion of the aggregate $201,251,614 of funds in the Trust Account.

Description of the Transactions

On February 3, 2021, REE entered into the Merger Agreement with 10X Capital and Merger Sub. Pursuant to the Merger Agreement, Merger Sub merged with and into 10X Capital, with 10X Capital surviving the merger. On July 22, 2021 (the “Closing Date”), the Merger was consummated with 10X Capital becoming a wholly-owned subsidiary of REE, and the securityholders of 10X Capital becoming securityholders of REE.

Merger Consideration

The pre-Merger securityholders of REE own approximately 82.1% of the Class A ordinary shares, without par value, of REE (“Class A Ordinary Shares”) post-Closing and the securityholders of 10X Capital, including holders of 10X Capital Class A Common Stock issued as part of the units sold in the initial public offering of 10X Capital (the “Public Stockholders”), 10X Capital SPAC Sponsor I LLC (the “Sponsor”) and certain institutional accredited investors who entered into subscription agreements with 10X Capital (the “PIPE Investors”), own the remaining Class A Ordinary Shares.

REE became a Nasdaq listed publicly traded company on July 23, 2021, with its Class A Ordinary Shares and warrants to purchase Class A Ordinary Shares (“Warrants”) trading under the ticker symbols “REE” and “REEAW,” respectively.

At the effective time of the Merger (the “Effective Time”), each outstanding share of 10X Capital Class A Common Stock was converted into the right to receive one newly issued Class A Ordinary Share. 10X Capital’s amended and restated certificate of incorporation (the “Existing 10X Capital Charter”) provided that, upon conversion of the Class B common stock, par value $0.0001 per share, of 10X Capital (“10X Capital Class B Common Stock”) into 10X Capital Class A Common Stock, the holders of 10X Capital Class B Common Stock were entitled to receive a number of additional shares (the “Anti-Dilution Shares”) of 10X Capital Class A Common Stock equal to 25% of the number of shares of 10X Capital Class A Common Stock issued to the PIPE Investors. Concurrently with the execution and delivery of the Merger Agreement, 10X Capital, its executive officers and directors, the Sponsor and REE entered into a SPAC Letter Agreement (the “Letter Agreement”). Pursuant to the Letter Agreement, the holders of the shares of 10X Capital Class B Common Stock agreed to waive their right to receive any Anti-Dilution Shares in excess of 2,900,000, with such waiver resulting in a conversion ratio of 1.5763975 shares of 10X Capital Class B Common Stock for each share of 10X Capital Class A Common Stock (the “Conversion Ratio”). In addition, up to 1,500,000 of the 2,900,000 Anti-Dilution Shares to be received upon the conversion of 10X Capital Class B Common Stock were subject to subsequent forfeiture without consideration if the trading prices of Class A Ordinary Shares specified in the Letter Agreement were not achieved following the Merger. This pro forma presentation reflects the forfeiture of 1,500,000 Anti-Dilution Shares pursuant to the terms of the Letter Agreement, resulting in 1,400,000 Anti-Dilution Shares outstanding. 10X Capital’s outstanding warrants to purchase one share of 10X Capital Class A Common Stock were converted into the right to receive an equal number of warrants to purchase one Class A Ordinary Share per warrant, subject to downward adjustment to the next whole number in case of fractions of Warrants.

Under the Merger Agreement, upon the consummation of the Merger, (a) each of 4,771,984 outstanding shares of 10X Capital Class A Common Stock became one Class A Ordinary Share, excluding 15,353,016 shares for which the holders elected to instead have such shares redeemed and receive a pro rata portion of the Trust Account, as provided in Existing 10X Capital Charter, and (b) each of the 6,431,250 shares of 10X Capital Class B Common Stock (the “Sponsor Shares”), representing the number of shares held by the Sponsor after application of the Conversion Ratio and forfeiture of 1,500,000 Anti-Dilution Shares, became one Class A Ordinary Share. Additionally, each outstanding 10X Capital Warrant automatically became a Warrant that entitles the holder to purchase one Class A Ordinary Share in lieu of one share of 10X Capital Class A Common Stock.

In connection with the consummation of the Merger, the following occurred immediately prior to Effective Time:

●	REE effected a 1:26.7017 forward stock split to cause the value of the outstanding Class A Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share (the “Stock Split”). Additionally, immediately prior to the Effective Time, (i) each issued and outstanding unit of 10X Capital comprising one share of 10X Capital Class A Common Stock and one-half of one warrant to purchase one share of 10X Capital Class A Common Stock, was automatically separated and the holder thereof was deemed to hold one share of 10X Capital Class A Common Stock and one-half of one 10X Capital Warrant; and (ii) each outstanding share of 10X Capital Class B Common Stock converted into 1.5763975 shares of 10X Capital Class A Common Stock;

●	the PIPE Investors purchased 30,000,000 shares of 10X Capital Class A Common Stock for $10.00 per share at an aggregate purchase price of $300.0 million; and

●	REE amended its articles of association to be substantially in the form filed as Exhibit 3.2 to Amendment No. 3 to the Company’s Registration Statement on Form F-4 (File No. 333-254070) filed with the SEC on June 21, 2021.

The following represents the preliminary aggregate merger consideration issued by REE:

(in millions, other than share amounts)(1)	Purchase price	Shares Issued
Share Consideration to 10X Capital	$48	4,771,984
PIPE Investment	$300	30,000,000

(1)	The value of Class A Ordinary Shares is reflected at $10 per share, following the Stock Split immediately prior to the Effective Time.

The following table summarizes the unaudited pro forma REE ordinary shares outstanding for the identified categories of shareholders, assuming no Warrants and Options have been exercised:

	Shares		%
Sponsor	6,431,250	(1)	3.0%
10X Capital Stockholders	4,771,984		2.2%
Existing REE Shareholders(2)	176,070,995		81.0%
PIPE Investors	30,000,000		13.8%
Total Class A Ordinary Shares Outstanding at Closing (excluding all 15,562,500 10X Capital Warrants)	217,274,229		100%
Class B Ordinary Shares Outstanding at Closing(3)	83,417,110		—

*	Less than 1%.

(1)	Includes 1,400,000 Anti-Dilution Shares, which reflects the forfeiture of 1,500,000 of such shares.

(2)	Number of shares of existing REE shareholders reflects the conversion of all preferred shares of REE into Class A Ordinary Shares and consummation of the 1:26.7017 forward stock split pursuant to the Merger Agreement, which occurred immediately prior to the Effective Time. The split and the number of shares were calculated based on the Conversion Factor set forth in the Merger Agreement and the number of outstanding shares of REE as of December 31, 2020, assuming the options and warrants remain unexercised.

(3)	New Class B ordinary shares, without par value, of REE (“Class B Ordinary Shares”) were issued to the founders of REE (the “Founders”), which carry 10 votes per share and allow the Founders to collectively have approximately 78% of the aggregate voting power of the share capital of REE on a fully-diluted basis. As these shares have no economic or participating rights, they have been excluded from the calculation of earnings per share.

The Class B Ordinary Shares issued to each of the Founders will have no rights to participate in any distribution of proceeds by REE (including upon any dividend distribution, distribution upon a liquidation of REE or any other distribution event).

Each Founder’s economic rights/interests will be represented via the Class A Ordinary Shares that will be held by such Founder (including Class A Ordinary Shares underlying options of such Founder). Each Founder will hold an equal amount of Class A Ordinary Shares (including Class A Ordinary Shares underlying options of such Founder) as such Founder holds in Class B Ordinary Shares.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 is based on the historical financial statements of 10X Capital and REE. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED Balance sheet

AS OF DECEMBER 31, 2020

(dollars in thousands)

	As of December 31, 2020				As of December 31, 2020
	10X Capital (As Restated)	REE (Historical)	Pro Forma Adjustments		Pro Forma Combined*
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,462	44,707	284,619	(A)	330,788
Cash Held in Trust Account	201,252	—	(201,252)	(B)	—
Restricted Deposits	—	800	—		800
Short Term Deposits	—	1,667	—		1,667
Inventory	—	271	—		271
Trade Receivable	—	55	—		55
Other Accounts Receivable and Prepaid Expenses	27	428	—		455
Total Current Assets	202,741	47,928	83,367		334,036

NON-CURRENT ASSETS:
Deferred Transaction Costs	—	328	(328)	(J)	—
Property and Equipment, Net	—	755	—		755
TOTAL ASSETS	$202,741	$49,011	$83,039		$334,791

LIABILITIES
CURRENT LIABILITIES:
Trade Payables	$—	$970	$—		$970
Other Accounts Payable and Accrued Expenses	$7,694	$2,260	$(7,896)	(D)	$2,058
Warrant liability	$30,468	—	—		$30,468
Total Current Liabilities	$38,162	$3,230	$(7,896)		$33,496

Common Stock Subject to Possible Redemption**	159,579	—	(159,579)	(F)	—

SHAREHOLDERS’ EQUITY
Ordinary Shares (REE: authorized and issued and outstanding, actual; authorized and issued and outstanding, pro forma)***	1	4	(5)	(I)	—
Preferred Shares****	—	14	(14)	(I)	—
Additional Paid-In Capital	14,695	154,941	638,995	(G)	808,631
Accumulated Deficit	(9,696)	(109,178)	(388,462)	(L)	(507,336)
Total Shareholders’ Equity	5,000	45,781	250,514		301,295
TOTAL LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY	$202,741	$49,011	$83,039		$334,791

*	Pro Forma Combined — Ordinary shares without par value; 1,000,000,000 Class A Ordinary Shares and 83,432,817 Class B Ordinary Shares authorized as of December 31, 2020; 217,274,229 Class A Ordinary Shares and 83,417,110 Class B Ordinary Shares issued and outstanding as of December 31, 2020. New Class B Ordinary Shares were issued to the Founders, which carry 10 votes per share and allow Founders to collectively have approximately 78% of the aggregate voting power of the share capital of REE on a fully-diluted basis. As these shares have no economic or participating rights, they have been excluded from the calculation of earnings per share.

The pro forma shares attributable to REE shareholders reflects the conversion of all historical preferred shares of REE into Class A Ordinary Shares and consummation of the 1:26.7017 Stock Split pursuant to the Merger Agreement, which occurred immediately prior to the Effective Time. The Stock Split and the number of shares were calculated based on the Conversion Factor set forth in the Merger Agreement and the number of outstanding shares of REE as of December 31, 2020, assuming the options and warrants remain unexercised.

**	Represents the following:

10X Capital (As Restated): 20,125,000 shares of 10X Capital Class A Common Stock for gross proceeds of $201.25 million, including $159.58 million related to 15,957,869 shares of 10X Capital Class A Common Stock which were subject to possible redemption and classified as temporary equity.

***	Represent the following:

10X Capital (As Restated): Class A common stock, $0.0001 par value; 280,000,000 shares authorized; 4,167,131 shares issued and outstanding (excluding 15,957,869 shares subject to possible redemption) at December 31, 2020; Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,031,250 shares issued and outstanding as of December 31, 2020.

REE (Historical): Ordinary shares, par value NIS 0.01 per share; 13,936,366 shares authorized as of December 31, 2020; 1,695,458 shares issued and outstanding as of December 31, 2020.

****	Represent the following:

REE (Historical): Preferred A, A-1, B, B-1, C, D, D-1 shares, par value NIS 0.01 per share; 1,401,827, 290,128, 2,677,706, 231,014, 1,602,959, 820,000, 40,000 Shares authorized, respectively as of December 31, 2020; 890,226, 290,128, 2,038,835, 219,391, 808,263, 618,818, 32,889 Shares issued and outstanding respectively as of December 31, 2020.

UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATION

FOR THE YEAR ENDED DECEMBER 31, 2020

(dollars in thousands, except share and per share data)

	For the year ended December 31, 2020
	REE (Historical)	10X Capital (As Restated)	Pro Forma Adjustments		Pro Forma Combined
Revenues	$388	$—	$—		$388
Cost of Sales	(647)	—	—		(647)
Gross Loss	(259)	—	—		(259)
Operating Expenses:
Research and Development Expenses	29,589	—	197,156	(K)	226,745
Selling, General and Administrative Expenses	38,250	154	201,002	(M)	239,406
Total Operating Expenses	67,839	154	398,158		466,151
Operating Loss	(68,098)	(154)	(398,158)		(466,410)
Finance Income (expenses), net	385	(8,463)	—		(8,078)
Other expenses	—	(1,079)	—		(1,079)
Net Loss	(67,713)	(9,696)	(397,158)		(475,567)
Net Loss Per Share – Basic and Diluted	(11.59)	(2.18)
Weighted Average Shares Outstanding – Basic and Diluted*	5,839,724 (1)	4,438,802
Basic and diluted income per share, Class A redeemable common stock	—	—
Weighted average shares outstanding of Class A redeemable common stock	—	18,550,000
Pro Forma Net Loss Per Share – Basic and Diluted	—	—	—		(2.01)
Pro Forma Weighted Average number of Class A Ordinary Shares – Basic and Diluted **	—	—	—		236,564,797

(1)	Represent the weighted average shares outstanding before the Stock Split.

*	For the purposes of applying the if converted method of calculating diluted loss per share, it was assumed that all warrants and stock options for the Class A Ordinary Shares post-Merger are anti-dilutive. The total weighted average number of REE’s shares related to outstanding options for ordinary shares and warrants for preferred shares for the year ended December 31, 2020 excluded from the calculations of diluted net loss per share were 3,396,500. 10X Capital has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 15,562,500 shares of 10X Capital Class A Common Stock in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

**	The pro forma shares attributable to REE shareholders reflects the conversion of all historical preferred shares of REE into Class A Ordinary Shares and consummation of the 1:26.7017 Stock Split pursuant to the Merger Agreement, which occurred immediately prior to the Effective Time. The Stock Split and the number of shares were calculated based on the Conversion Factor set forth in the Merger Agreement and the number of outstanding shares of REE as of December 31, 2020, assuming the options and warrants remain unexercised. In addition, the pro forma weighted average number of Class A Ordinary Shares — basic and diluted, includes 39.4 million fully vested options that were granted to REE’s Founders with an exercise price equal to par value immediately prior to the closing of the Merger (see note 3, adjustment (K), on page 9). For the purposes of applying the if converted method of calculating diluted loss per share, it was assumed that all warrants and stock options exercisable for Class A Ordinary Shares post-Merger are anti-dilutive, except for fully vested options with an exercise price equal to par value which are included in basic and diluted net loss per share. The total weighted average number of REE’s shares related to outstanding options to purchase ordinary shares and warrants exercisable for preferred shares for the year ended December 31, 2020 excluded from the calculations of diluted net loss per share were 90,692,220. In addition, 10X Capital warrants sold in the Initial Public Offering and private placement warrants to purchase 15,562,500 shares of 10X Capital Class A Common Stock, which post-Merger were converted to warrants to purchase REE’s Class A Ordinary Shares, are also excluded from the calculation of diluted loss per share as the inclusion of such warrants would be anti-dilutive.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are based on the historical financial statements of REE and historical financial statements of 10X Capital. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020, assumes that the Transactions occurred on December 31, 2020. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2020 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

REE and 10X Capital did not have any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	10X Capital’s audited balance sheet data as of December 31, 2020 incorporated by reference to pages F-30 to F-50 of the Proxy Statement/Prospectus, filed with the SEC on July 1, 2021; and

●	REE’s audited consolidated balance sheet as of December 31, 2020 and the related notes for the year ended December 31, 2020 incorporated by reference to pages F-2 to F-29 of the Proxy Statement/Prospectus, filed with the SEC on July 1, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	10X Capital’s audited statement of operations data for the period from August 10, 2020 (inception) through December 31, 2020 incorporated by reference to pages F-30 to F-50 of the Proxy Statement/Prospectus, filed with the SEC on July 1, 2021; and

●	REE’s audited consolidated statements of operation for the year ended December 31, 2020 and the related notes, incorporated by reference to pages F-2 to F-29 of the Proxy Statement/Prospectus, filed with the SEC on July 1, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that 10X Capital and REE believe are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. 10X Capital and REE believe that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of REE. They should be read in conjunction with the historical financial statements and notes thereto of 10X Capital and REE.

2.	Accounting Policies

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align 10X Capital’s and REE’s financial statement presentation. REE’s management is performing a comprehensive review of 10X Capital’s and REE’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company following consummation of the Merger. Based on its initial analysis, REE’s management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). REE has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The Transaction Accounting Adjustments consist of those necessary to account for the transaction.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are based on the historical financial statements of REE and 10X Capital as of and for the year ended December 31, 2020.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

10X Capital and REE have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company following consummation of the Merger filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of 10X Capital Class A Common Stock that were converted into Class A Ordinary Shares in the Merger, as well as the conversion of each outstanding REE convertible preferred share into Class A Ordinary Shares in accordance with REE’s organizational documents (including consideration of the Stock Split), assuming the Transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(A)	Represents pro forma adjustments to the cash:

	(in thousands)
Reclassification of cash held in 10X Capital Trust Account	201,252	(B)
Redemption of 10X Capital Class A Common Stock	(153,540)	(C)
Transaction Costs	(63,093)	(D)
Proceeds from PIPE Investment	300,000	(E)
Total	284,619	(A)

(B)	Reflects the reclassification of $201.25 million of cash held in the Trust Account available following the Merger, before the cash paid for redemption.

(C)	Represents redemption of 15,353,016 shares of 10X Capital Class A Common Stock, for an aggregate of $153.5 million, at a redemption price of approximately $10.0 per share.

(D)	Represents transaction costs of approximately $63.1 million incurred by Legacy REE and 10X Capital in consummating the Merger, out of which $7.9 million were recorded as accrued expenses. An amount of $51.4 million is recognized as decrease of additional paid in capital as this is the amount attributed to the issuance of the shares and $3.8 million is recognized as SG&A expenses as this is the amount attributed to the issuance of warrants.

(E)	Reflects the proceeds of $300.0 million from the issuance and sale of 30,000,000 shares of 10X Capital Class A Common Stock at $10.00 per share pursuant to the PIPE Investment.

(F)	Reflects the reclassification of $159.6 million related to Common Stock redeemed to permanent equity.

(G)	Represents pro forma adjustments to additional paid-in capital to reflect in case of maximum redemption the following:

Payment of transaction fees for REE and 10X Capital	(51,351)	(D)
Deferred transaction costs	(328)	(J)
Issuance of Class A Ordinary Shares from PIPE	300,000	(E)
Reclassification of 10X Capital Class A Common Stock subject to redemption	159,579	(F)
Redemption of 10X Capital Class A Common Stock	(153,540)	(C)
Reclassification of REE’s ordinary and preferred shares to REE Ordinary Shares without par value	19	(I)
Reclassification of 10X Capital expenses	(9,696)	(H)
Founders’ options for Class A Ordinary Shares	394,312	(K)
	638,995	(G)

(H)	Represents the amount of the formation and operating costs recorded in 10X Capital, as well as the reevaluation of warrants and related transaction costs.

(I)	Reclassification of REE’s and 10X Capital shares to Ordinary Shares, without par value.

(J)	Reclassification of REE’s deferred transaction costs to additional paid-in capital.

(K)	Represents 39.4 million additional options (1,476,731 options on a pre-Stock Split basis) issued to REE’s Founders at an exercise price equal to par value with the assumption of $10 per share valuation (“Additional Options”).

The Additional Options include options to which the Founders are entitled pursuant to REE’s board resolution dated February 2, 2021 upon which, immediately prior to the Closing, each Founder was granted an option, under the Employees and Non-Employees Share Incentive Plan that the REE board of directors adopted in 2011, to purchase such number of REE Ordinary Shares representing at such time 2.66% of REE’s share capital on a fully diluted basis (after taking into account any redemption effected at the SPAC level and any redemption of the Sponsor Shares), at a per share exercise price equal to NIS 0.01. The Additional Options also include options to which the Founders were entitled pursuant to provisions in their employment agreements triggered by the transactions consummated under the Merger Agreement (and/or the PIPE Investment). The Additional Options immediately vested upon the Closing.

The Additional Options granted to the Founders are accounted for in REE’s financial statements in accordance with ASC 718 “Compensation — Stock Compensation” (“ASC 718”), which requires companies to estimate the fair value of equity-based payment awards on the date of grant based on the fair value of the awards granted. As a result, REE recorded an expense of $394.3 million (assuming a $10 per share valuation) immediately prior to the closing of the Merger (i.e. upon the date of grant), and an amount of $394.3 million was recorded as part of the Accumulated Deficit in the Pro Forma Combined Balance Sheet as of December 31, 2020. In addition, an amount of $197.15 million was recorded as part of Research and Development expenses and additional amount of $197.15 million was recorded as part of the Selling, General and Administrative expenses in the Pro Forma Combined Statement of Operations. Since the awards to be granted to REE’s Founders consist of fully vested options assuming an exercise price equal to par value, the number of ordinary shares issuable upon exercise of such options (i.e. 39.4 million post-Stock Split) is included in the pro forma weighted average number of Class A Ordinary Shares — basic and diluted.

(L)	Represents pro forma adjustments to accumulated deficit:

	(in thousands)
Reclassification of 10X Capital Expenses	(9,696)	(H)
Transaction cost	3,846	(D)
Founders’ Options for Class A Shares	394,312	(K)
	388,462	(L)

(M)	Represents pro forma adjustments to Selling, General and Administrative expenses in the Statement of Operations:

	(in thousands)
Transaction cost	3,846	(D)
Founders’ Options for Class A Shares	197,156	(K)
	201,002	(M)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income (loss)

The adjustments included in the unaudited pro forma condensed combined statements of income (loss) excludes interest that might have been earned on funds held in the 10X Capital Trust Account based on pro forma assumption that the Transactions occurred on January 1, 2020.

4.	Net loss per Share

Net loss per share calculated using the historical weighted average shares outstanding after taking into account the Stock Split, and the issuance of additional REE Ordinary Shares in connection with the Transactions, assuming such shares were outstanding since January 1, 2020. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.

This presentation reflects those 10X Capital stockholders holding 15,353,016 shares of 10X Capital Class A Common Stock who exercised their redemption rights with respect to their portion of the aggregate $201.25 million of funds in 10X Capital’s Trust Account.

Year ended December 31, 2020
Pro forma net loss (in thousands)	(475,567)
Pro Forma Weighted average number of Class A Ordinary Shares – basic and diluted*	236,564,797
Pro Forma Net loss per share – basic and diluted**	(2.01)
Weighted average number of Class A Ordinary Shares – basic and diluted
10X Capital Public Stockholders	4,771,984
10X Capital Sponsor Shares***	6,431,250
PIPE Investors	30,000,000
REE Shareholders*	195,361,563
Total	236,564,797

*	The pro forma shares attributable to REE shareholders reflects the conversion of all historical preferred shares of REE into Class A Ordinary Shares and consummation of the 1:26.7017 Stock Split pursuant to the Merger Agreement, which occurred immediately prior to the Effective Time. The Stock Split and the number of shares were calculated based on the Conversion Factor set forth in the Merger Agreement and the number of outstanding shares of REE as of December 31, 2020, assuming the options and warrants remain unexercised. In addition, the number of pro forma weighted average shares attributable to Class A shareholders — basic and diluted, includes 39.4 million fully vested options granted to REE’s Founders with an exercise price equal to par value immediately prior to the closing of the Merger (see note 3, adjustment (K), on page 9).

**	For the purposes of applying the if converted method of calculating diluted loss per share, it was assumed that all warrants and stock options exercisable for Class A Ordinary Shares post-Merger are anti-dilutive, except for fully vested options with exercise price of par value which are included in basic and diluted net loss per share. The total weighted average number of REE’s shares related to outstanding options to purchase ordinary shares and warrants exercisable for preferred shares for the year ended December 31, 2020 excluded from the calculations of diluted net loss per share were 90,692,220. In addition, 10X Capital warrants sold in the Initial Public Offering and private placement warrants to purchase 15,562,500 shares of 10X Capital Class A common stock which post-Merger were converted to warrants to purchase REE’s Class A Ordinary Shares, are also excluded from the calculation of diluted loss per share as the inclusion of such warrants would be anti-dilutive.

***	Includes 1,400,000 Anti-Dilution Shares, which reflects the forfeiture of 1,500,000 of such shares.